Exhibit 10.15

EXECUTION VERSION

Term Sheet for Employment Agreement with Apratim Purakayastha (“Executive”)

Job Title:	Chief Technology Officer
Reporting To:	Chief Executive Officer
Location:	Boston, Massachusetts; however, it is understood that Executive will travel to various office locations as required to perform Executive’s duties.
Effective Date:	Executive acknowledges and agrees that this offer of employment is contingent upon the closing (the “Closing”) of the transactions contemplated by that certain merger agreement, dated October 12, 2020, by and between Churchill Capital Corp II (“Churchill”) and Software Luxembourg Holding S.A. (“Skillsoft”), and there is no guarantee the Closing will occur. This term sheet shall become effective on the date on which the Closing occurs (the “Effective Date”).
Base Salary:	$450,000, less applicable withholdings, to be paid semi-monthly.
Company Bonus:

With respect to each fiscal year Executive is employed by Churchill or any of its subsidiaries (collectively, the “Company”), Executive shall be eligible to participate in an annual cash bonus program in which other senior executives at the Company participate, pursuant to which Executive will be eligible to earn a target annual bonus equal to 75% of Executive’s salary, subject to a maximum payout and other details to be established as soon as practicable after the Effective Date.

Notwithstanding the foregoing, the target annual bonus for the fiscal year in which the Closing occurs will equal the sum of (a) 100% of Executive’s salary, multiplied by a fraction, the numerator of which is the number of days in such fiscal year during the period beginning on the first day of such fiscal year and ending on the day immediately preceding the date on which the Closing occurs, and the denominator of which is 365, plus (b) 75% of Executive’s salary, multiplied by a fraction, the numerator of which is the number of days in such fiscal year beginning on the date on which the Closing occurs and ending on the last day of such fiscal year, and the denominator of which is 365.

Benefits:	Executive is eligible to participate in the Company’s benefits plans and programs consistent with what the Company makes available to its other senior executives, including an executive physical, and paid time off, subject to the Company’s vacation policy.
Restrictive Covenants:	As a condition of employment, Executive will be required to sign the Restrictive Covenants Agreement attached hereto as Annex II.
Severance:

(A) In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (each as defined on Annex I attached hereto), Executive will be entitled to (i) accrued salary and other accrued benefits and (ii) 12 months’ base salary and benefits continuation.

(B) In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within the 12 month period following a Change in Control (as defined in the Churchill Capital Corp II 2020 Omnibus Incentive Plan), Executive will be entitled to (i) 12 months’ base salary and benefits continuation, (ii) a pro rata target bonus for the year in which termination occurs, (iii) target bonus for the fiscal year in which such termination occurs and (iv) accelerated vesting of outstanding equity awards.

The severance payments set forth in paragraphs (A) and (B) above are contingent upon Executive’s execution and non-revocation of a release of claims.

Indemnification:	The Company agrees to indemnify Executive and hold Executive harmless to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations to the Company during the term of employment.

As soon as practicable following the Effective Date, but not more than thirty (30) days following the Effective Date, subject to approval by the Company’s board of directors, Executive will be granted the following pursuant to the terms set forth in an award agreement:
	(i)	129,000 time-based restricted stock units (“RSUs”) that will vest ratably on each of the first four anniversaries of the Effective Date, subject to Executive’s continued employment through each vesting date.
	(ii)	129,000 performance-based RSUs subject to both time- and performance-based vesting conditions that will lapse:
Equity Award:		a.	As to the time-vesting component, ratably in annual installments over the four-year period following the Effective Date, subject to Executive’s continued employment through each vesting date; and
		b.	As to the performance-vesting component, subject to the Company’s stock trading at or above $12.50 per share as reported on the New York Stock Exchange for at least 20 out of 30 consecutive trading days prior to the fourth anniversary of the date of grant (“Share Price Threshold”). Upon achievement of the Share Price Threshold prior to the fourth anniversary of the grant, all RSUs that had previously satisfied the time-vesting component will become fully vested upon achievement of the Share Price Threshold, and all RSUs that had not satisfied the time-vesting component prior to achievement of the Share Price Threshold shall remain subject to the original time-vesting schedule.
	(iii)	259,000 options that will vest (a) 25% on the first anniversary of the Effective Date and (ii) the remaining 75% will vest ratably over the following 12 quarters, in each case subject to Executive’s continued employment through each vesting date.

The award agreement will include non-competition and non-solicitation clauses applicable during employment and for 12 months thereafter.
Section 280G:	Notwithstanding anything in this term sheet to the contrary, in the event that (A) there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) any payment or benefit made or provided to Executive or for Executive’s benefit in connection with this term sheet or otherwise is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code, then such payment or benefit shall be reduced to the minimum extent necessary to avoid the imposition of such tax, but only if such reduction would cause the amount to be retained by Executive, to be greater than would be the case if Executive were required to pay such excise tax.

I agree that I will not disclose the terms of this term sheet or the Restrictive Covenants Agreement, except to my immediate family and my financial and legal counsel and advisors or as may be required by law or ordered by a court. I further agree that any disclosure to my financial and legal counsel and advisors will only be made after such counsel and advisors acknowledge and agree to maintain the confidentiality of this term sheet and its terms.

2

I hereby affirm and acknowledge that I am aware of the contingent nature of the Closing. I acknowledge and agree that this offer of employment is contingent upon the Closing, and there is no guarantee the Closing will occur. In the event the Closing does not occur, this term sheet will be null and void ab initio.

This term sheet, along with the Restrictive Covenants Agreement, sets forth the terms of my employment with the Company and supersedes any prior representations or agreements, whether written or oral, between myself and any other representative of the Company or Skillsoft and shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles. This term sheet may not be modified or amended except by a written agreement, signed by an officer of the Company and by myself.

DocuSigned by:

/s/ Apratim Purakayastha	5/15/2021 | 2:54 PM EDT
Apratim Purakayastha	Date

/s/ Peter Seibold	5/21/2021 | 6:54 AM PDT
Peter Seibold, on behalf of Churchill	Date

3

ANNEX I

Defined Terms

“Cause” shall mean the occurrence of any one of the following, as determined by the Board of Directors of the Company (the “Board”): (i) gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering Executive unable to perform, the material duties and services required for Executive’s position with the Company, which neglect or misconduct, if remediable, remains unremedied for 15 days following written notice of such by the Company to Executive; (ii) Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) Executive’s commission of an act of deceit or fraud intended to result in Executive’s personal and unauthorized enrichment; or (iv) Executive’s material violation of the written policies of the Company or any of its affiliates as in effect from time to time, Executive’s breach of a material obligation of Executive’s to the Company pursuant to Executive’s duties and obligations under the Company’s organizational documents, or Executive’s material breach of a material obligation of Executive’s to the Company or any of its affiliates pursuant to this term sheet or any award or other agreement between Executive and the Company or any of its affiliates. No act or failure to act, on Executive’s part, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company; and provided further that no act or omission by Executive shall constitute Cause hereunder unless the Company has given detailed written notice thereof to Executive, and Executive has failed to remedy such act or omission, as determined by the Board in its discretion. By way of clarification, but not limitation, for purposes of this definition of the term Cause, materiality shall be determined relative to this term sheet and Executive’s employment, rather than the financial status of the Company as a whole.

“Good Reason” shall mean any of the following events or conditions occurring without Executive’s express written consent prior to such termination, provided that Executive shall have given notice of such event or condition asserted to give rise to Good Reason within a period not to exceed 60 days after the initial existence of such event or condition, and the Company has not remedied such event or condition within 60 days after receipt of such notice, and Executive shall have terminated employment within 30 days after the period in which the Company is entitled to cure the asserted Good Reason: (i) a material demotion, material reduction in responsibility or material change in reporting, or the assignment of duties to Executive that are substantially inconsistent with Executive’s position; (ii) a reduction in Executive’s base salary or Executive’s then-current target bonus percentage; (iii) the Company’s failure to pay material compensation when due and payable; or (iv) a relocation of Executive’s principal place of employment by more than 50 miles.

ANNEX II

Restrictive Covenants Agreement

[See attached]

CHURCHILL CAPITAL CORP II

RESTRICTIVE COVENANTS AGREEMENT

1.             General.

As a condition of my employment with Churchill Capital Corp II (“Churchill”), its subsidiaries, affiliates, successors or assigns (together with Churchill, the “Company Group”), and in consideration of my employment with the Company Group, my receipt of the compensation now and hereafter paid to me by the Company Group, and my access to and use of the Company Group’s Confidential Information (as defined below), I agree to the following:

2.             Confidential Information.

A.          Company Group Information. I agree at all times during the term of my employment with the Company Group and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Churchill (the “Board”), any Confidential Information of the Company Group, except (i) except as required in the course of my employment with the Company Group, (ii) under a non-disclosure agreement duly authorized and executed by the Company Group; or (iii) as otherwise required by applicable law, regulation or legal process. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company Group, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company Group’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I became acquainted during the term of my employment with the Company Group), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B.           Former Employer Information. I agree that I will not, during my employment with the Company Group, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.           Third Party Information. I recognize that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company Group consistent with the Company Group’s agreement with such third party.

D.           Non-Interference. I understand that the Confidentiality provisions of this Agreement do not prohibit me from (i) reporting in good faith a possible violations of any law or regulation to a government agency; or (ii) making any other disclosures protected under the whistleblower provisions of any law, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General. I further understand that nothing in this Agreement shall interfere with my right to file a charge, cooperate or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other regulatory or law enforcement agency. Finally, I understand that the Confidentiality provisions of this Agreement do not prohibit me from lawfully exercising my rights under Section 7 of the National Labor Relations Act to engage in concerted protected activity. I further understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

3.          Inventions.

A.           Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company Group (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company Group’s proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company Group, I incorporate into a Company Group product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company Group a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.           Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company Group, will hold in trust for the sole right and benefit of the Company Group, and hereby assign to the Company Group, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company Group (collectively referred to as “Inventions”), except as provided in Section 3(F) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company Group and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company Group’s sole discretion and for the Company Group’s sole benefit and that no royalty will be due to me as a result of the Company Group’s efforts to commercialize or market any such invention.

C.           Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company Group and the United States or any of its agencies.

D.           Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company Group. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

E.           Patent and Copyright Registrations. I agree to assist the Company Group, or its designee, at the Company Group’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company Group is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint the Company Group and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.           Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company Group do not apply to any invention which qualifies fully under the exceptions set forth in Exhibit B. I will advise the Company Group promptly in writing of any inventions that I believe meet the criteria in Exhibit B and not otherwise disclosed on Exhibit A.

4.          Conflicting Employment.

I agree that, during the term of my employment with the Company Group, I will not engage in any other employment, occupation or consulting directly or indirectly related to the business in which the Company Group is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company Group; provided this will not preclude me from engaging in other civic, charitable, non-profit, industry or trade associations, or religious activities that do not conflict with the business interests of the Company Group and do not otherwise compete with the business of the Company Group that are disclosed to the Company Group in accordance with the terms set forth in Section 7(A)(1).

5.          Returning Company Group Documents. I agree that, at the time of leaving the employ of the Company Group, I will promptly deliver to the Company Group (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company Group or otherwise belonging to the Company Group, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3(D). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.          Notification of New Employer. In the event that I leave the employ of the Company Group, I hereby agree to provide notification to my new employer about my rights and obligations under this Agreement, including a copy of this Restrictive Covenants Agreement.

7.          Non-Competition; Non-Solicitation of Customers and Employees; Non-Disparagement

A.            I agree that, during the term of my employment with the Company Group, I will not directly or indirectly:

(1)           be employed or engaged in (x) any other business or undertaking (except a Permitted Investment (as defined herein)) or (y) any civic, charitable, non-profit, industry or trade associations, religious or other activity unless such undertaking (i) does not interfere with my duties to the Company Group, does not conflict with the business interests of the Company Group and does not otherwise compete with the business of the Company Group (and is disclosed to the Company Group) or (ii) is set forth on Exhibit E or is approved by the Board prior to the date of this Agreement or from time to time thereafter (such approval, in the case of charitable, pro bono or educational activities, not to be unreasonably withheld).

(2)          “Permitted Investment” means an investment:

(a)           comprising not more than three percent (3%) of the shares or other capital of a company (whether listed or not); provided, that the relevant company in which the investment is made either (i) does not carry on a business which competes with the Company Group or (ii) does compete with the Company Group, but the investment is a passive investment in shares or other securities of the relevant company which are listed on a securities exchange; or

(b)           which is approved or consented to by the Board.

B.            I agree that during the term of my employment with the Company Group and for a period of 12 months thereafter, I will not, directly or indirectly, on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, solicit, induce or encourage any customer or client of the Company Group who:

(1)            is, or was, in the 12 months immediately prior to the termination date of my employment with the Company Group, a client or prospective client of the Company Group; and

(2)            with whom I had business dealings during the course of my employment during the 12 month period prior to the termination date of my employment with the Company Group to cease to do business with or reduce its service or business relationship with the Company Group. Nothing in this Section 7(B) shall prohibit the solicitation or conducting of business not in direct or indirect competition with the business of the Company Group.

C.            I agree that during the term of my employment with the Company Group and for a period of 12 months thereafter, I will not, directly or indirectly, on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, solicit, induce or encourage any employee or consultant to leave employment of or service with the Company Group; provided Sections 7(B) and 7(C) shall not apply to (1) the solicitation or engaging of any employee, agent, or independent contractor pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor or to hiring of any such employee, agent, or independent contractor who was first solicited or engaged pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor, or (2) my serving as a reference at the request of an employee, agent, or independent contractor; and provided further that clause 7(B) shall not apply to my solicitation or attempted solicitation of a client that utilizes multiple service providers in the same space as it utilizes the services of the Company Group, so long as I do not encourage or cause such client to terminate or diminish its business relationship with the Company Group. Notwithstanding any of the foregoing, activities engaged in by or on behalf of the Company Group are not restricted by this covenant described in Sections 7(B) and 7(C).

D.            I agree that during the term of my employment with the Company Group and for a period of 12 months thereafter, I will not, except as an owner of Permitted Investments, directly or indirectly, on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity carry on, set up, be employed, engaged or have an ownership interest in any business in any region in which the Company Group operates which is, or is about to be, set up with the objective of being in competition with the business of the Company Group.

E.            I agree that at no time after the termination of my employment with the Company Group shall I directly or indirectly represent myself as having an ownership interest in or being employed by the Company Group, other than as a former director or employee of the Company Group and (where applicable) as a minority shareholder or former minority shareholder of the Company Group.

F.            The Company Group and I agree that at no time during or after the termination of my employment with the Company Group shall I make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company Group, and the Company Group shall instruct its directors and officers to not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage me. The foregoing shall not be violated by truthful statements to legal process or inquiry by a governmental authority.

G.            I agree that the restrictions imposed on me by this Section 7 extend to any actions by me (1) on my own account; (2) on behalf of any firm, company or other person; (3) whether alone or jointly with any other person; or (4) as a director, manager, partner, shareholder, employee or consultant of any other person.

H.            I agree, after taking legal advice and having regard to all the circumstances that the restrictions in this Section 7 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of the Company Group and the legitimate commercial interests of the Company Group and that they do not unreasonably impose limitations on my ability to earn a living. The Company Group and I agree that:

(1)            each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(2)            if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or reformed, the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.

I.            The Company Group and I agree that this Section 7 shall not prohibit me from making a Permitted Investment.

J.            I acknowledge and agree that any change, whether material or immaterial, to the terms of my engagement, or my position, title, duties, salary, benefits, and/or compensation with the Company Group, shall not cause this Agreement to terminate and shall not affect my obligations under this Agreement, or affect the validity or enforceability of this Agreement.

8.            Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.            Representations. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company Group. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10.	Arbitration and Equitable Relief.

A.            Arbitration. Any and all controversies, claims or disputes involving me and the Company Group and/or any current or former parent corporation, subsidiary, corporate affiliate, related company, agent, employee, officer, director, shareholder or benefit plan of the Company Group in their capacity as such or otherwise, arising under or with respect to this Agreement or arising out of, relating to or resulting from my past, current, or future employment with the Company Group (collectively, “Covered Claims”) shall be resolved exclusively through bi-lateral arbitration between me and the Company Group, including without limitation any claims relating to harassment or discrimination of any kind, the payment of wages or other compensation, any form of retaliation, the accommodation of a disability, or termination of employment. This arbitration clause shall survive the termination of my employment with the Company Group.

B.            I agree that Covered Claims will only be arbitrated on an individual basis, and that Company Group and I both waive the right to participate in or receive money from any class, collective, or representative proceeding. I may not bring a claim on behalf of other individuals, and any arbitrator hearing my claim may not arbitrate any form of a class, collective, or representative proceeding. I further agree to refrain from joining and to take all available measures to affirmatively opt out of any legal proceeding in which any person or entity asserts or attempts to assert a claim against the Company Group and/or its current or former parent corporations, subsidiaries, corporate affiliates, related companies, agents, employees, officers, directors, shareholders or benefit plans on behalf of any actual or potential class or collective of which I am a member.

C.             Procedure. The Company Group and I agree that either party may invoke arbitration, that any arbitration will be administered by the American Arbitration Association (“AAA”), and that the Employment Arbitration Rules and Mediation Procedures in effect at the time a demand for arbitration is filed will apply, except as follows: (1) the Company Group will pay for any administrative or hearing fees charged by the arbitrator or AAA to the extent required by applicable law, except that I shall pay the first $200.00 of any filing fees associated with any arbitration I initiate; (2) the arbitrator shall have the authority to issue an award or partial award without conducting a hearing on the grounds that there is no claim on which relief can be granted or that there is no genuine issue of material fact to resolve at a hearing, consistent with Rules 12 and 56 of the Federal Rules of Civil Procedure; (3) the rights of the parties under the Procedure described in this Section 10(C) shall be the same as those available to them in a court of competent jurisdiction; (4) the decision of the arbitrator shall be in writing, setting forth the reasons for the arbitrator’s determination and shall be final and binding on all parties; (4) the arbitrator’s authority shall be limited to deciding the case submitted by the Party bringing the arbitration and, therefore, no decision by any arbitrator shall serve as precedent in other arbitrations; and (5) under no circumstances shall the arbitrator have the power to proceed on a class action, collective action or mass action basis or to join multiple claimants in one proceeding without the consent of all participating parties. The Employment Arbitration Rules and Mediation Procedures can be found on the AAA’s website at: www.adr.org/employment. The Parties further agree that the arbitration shall take place in New York County, with any party or witness who is unable to appear in person permitted in the arbitrator’s discretion to appear by telephone. Should either party fail to appear or participate in the arbitration proceedings, the arbitrator may decide the dispute on the evidence presented in the proceeding by the appearing party.

D.            Arbitration as the Exclusive Remedy. Except as provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute involving any Covered Claim between me and the Company Group. Accordingly, except as provided for by this Agreement, neither I nor the Company Group will be permitted to pursue court action regarding Covered Claims. Any action to enforce or set aside an arbitrator’s adjudication of any dispute between the parties shall be brought exclusively in the state and federal courts sitting in New York, and the parties mutually submit to the personal jurisdiction of such courts for the purposes of such actions.

E.            Availability of Temporary Injunctive Relief in Aid of Arbitration. Notwithstanding the exclusivity provisions above, either party may petition a court of law for temporary injunctive relief to remedy a violation of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation. The parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy, and the parties therefore consent to the issuance of a temporary injunction in such circumstances, acknowledging that an arbitration ultimately will resolve the parties’ underlying dispute. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

F.            Administrative Relief. I understand that this Agreement does not prohibit me from filing an administrative charge with a local, state or federal administrative body such as a state human rights commission or department of fair employment and housing, the Equal Employment Opportunity Commission, a state unemployment board or the Workers’ Compensation Board. This Agreement does, however, preclude me from recovering money damages in the context of such a proceeding or pursuing a court action regarding any such claim.

G.            Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY GROUP OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NECESSARY FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT. I FURTHER ACKNOWLEDGE AND AGREE THAT I FULLY UNDERSTAND THIS AGREEMENT, AND THAT I AM KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVING MY RIGHT TO BRING A LAWSUIT IN COURT AND MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

11.            General Provisions.

A.             Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Delaware.

B.            Entire Agreement. This Agreement along with my binding term sheet to which this Agreement is appended, sets forth the entire agreement and understanding between the Company Group and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company Group and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.            Severability. In the event that the provisions of Section 10 prohibiting class action, collective action, mass action, or other multi-party proceedings are deemed void or unenforceable, the parties’ agreement to arbitrate and all of Section 10 shall be deemed void and of no effect, with the remainder of this Agreement surviving as if it did not include Section 10. If any other provision(s) of this Agreement are deemed void or unenforceable, the remaining provisions will continue in full force and effect.

D.            Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

[Signature Page Follows]

DocuSigned by:

Date:	5/15/2021 | 2:54 PM EDT	/s/ Apratim Purakayastha

Signature

Apratim Purakayastha

Name of Employee (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number or Brief
Title	Date	Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee:	/s/ Apratim Purakayastha

Print Name of Employee:	Apratim Purakayastha

Date:	5/15/2021 | 2:54 PM EDT

Exhibit B

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

(a)         Any provision in this Agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)            Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)            Result from any work performed by the employee for the employer.

Exhibit C

CHURCHILL

TERMINATION CERTIFICATION

Each certification below is qualified in its entirety by terms and provisions of the Restrictive Covenants Agreement:

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Churchill, its subsidiaries, affiliates, successors or assigns

(together, the “Company Group”).

I further certify that I have complied with all the terms of Churchill’s Restrictive Covenants

Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, pursuant to the terms of the Restrictive Covenants Agreement, I will maintain the confidentiality of all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company Group or any of its employees, clients, consultants or licensees.

I further agree that I will comply with the non-solicit provisions of the Restrictive Covenants

Agreement related to the Company Group’s employees.

Date:

(Employee's Signature)

(Type/Print Employee's Name)

Exhibit D

CHURCHILL

CONFLICT OF INTEREST GUIDELINES

It is the policy of Churchill to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company Group. The following are potentially compromising situations which must be avoided.

1.            Revealing confidential information to outsiders or misusing confidential information in violation of the Restrictive Covenants Agreement. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company Group is intended. (The Restrictive Covenants Agreement elaborates on this principle and is a binding agreement.)

2.            Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company Group.

3.            Participating in civic or professional organizations that might involve divulging confidential information of the Company Group in violation of the Restrictive Covenants Agreement.

4.            Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.            Initiating or approving any form of harassment of employees.

6.            Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company Group.

7.            Borrowing from or lending to employees, customers or suppliers.

8.            Acquiring real estate of interest to the Company Group.

9.            Improperly using or disclosing to the Company Group any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.          Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.          Making any unlawful agreement with distributors with respect to prices.

12.          Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.          Engaging in any conduct which is not in the best interest of the Company Group.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

Exhibit E

Exceptions to Restrictions in Section 7.A(1)

Advisory services to Virtual School Experience (until and unless the Company Group reasonably determines, and informs me, that my continued of provision of such services would breach the restrictions set forth in Section 7.A(1)).

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